Exhibit 10.20

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both (a) not material and (b) is the type that the registrant customarily and actually treats as private or confidential.

DATED 29 May 2017

(1) THE CHINESE UNIVERSITY OF HONG KONG

and

(2) CIRINA LIMITED

LICENCE AGREEMENT

THIS LICENCE AGREEMENT (“Agreement’) is dated this 29th day of May 2017

BETWEEN:

(1) The Chinese University of Hong Kong, a university established by legislation in the Hong Kong Special Administrative Region (“Hong Kong SAR”) located in Shatin, New Territories, Hong Kong SAR acting in its capacity as the owner of the Invention as defined herein (“University”); and

(2) Cirina Limited, a limited liability company incorporated and existing under the laws of Hong Kong SAR having its registered office at 2181 Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road, Central, Hong Kong SAR (“Licensee”);

who together in this Agreement are referred to as the “Parties” and individually as the “Party”

WHEREAS:

(A)The Invention (as defined below) was invented by Professor Yuk Ming Dennis Lo of the Department of Chemical Pathology of University and his research team.

(B)University is the owner of the Invention within University Docket No. 16/MED/750 and the underlying Proprietary IPR (as defined below) therein.

(C)University and Licensee now agree to enter into this definitive agreement with regard to Licensee’s exclusive licence to use the Inventions and the Proprietary IPR therein in accordance with the provisions of this Agreement.

IT IS HEREBY AGREED as follows:

1 Definitions

In this Agreement, unless the context clearly otherwise requires, the following words and expressions shall have the following meanings and all defined terms shall apply to their singular and plural forms, as applicable: “Including” means ‘including without limitation’. “H/herein”, “hereof” , “hereunder” or similar expressions refer to this Agreement. “Clause” means the referenced clause in this Agreement.

1.1 “Affiliate” means any legal entity of which Licensee owns, directly or indirectly, 10% or more shareholdings.

1.2 “Commencement Date” means the date of commencement of the licence as referred to in Clause 3.1.

1.3 “Effective Date” means the date first written above of which this Agreement becomes effective.

1.4 “Expenses” means all costs and expenses incurred for processing, defending from invalidation attacks or maintaining any of the Prospective Patent (as defined below) in a designated Patent Jurisdiction (as defined below) and includes those costs and expenses referred to in Clause 8 as payable by Licensee.

1.5 “Information” means information relating to the Invention and any other technical information of University and any technical or business information of Licensee.

1.6 “Intellectual Property Rights” or “IPR” means any rights including but not limited to patents, know-how, confidential information, trade secret, industrial design, copyrights, trademarks, service marks, trade names, logos and the goodwill associated therewith and all rights or forms of protection having equivalent or similar effect (whether registered, unregistered or not capable of being registered) which may subsist anywhere in the world.

1.7 “Invention” means the invention disclosures and patent applications which were invented by Research Team and owned by University prior to the Commencement Date as listed in Schedule 2 hereto, and all Proprietary IPR and the Prospective Patent.

Cirina_Exclusive Licence_#750	Page 1

1.8 “Licence Issue Fee” means the consideration to be paid by Licensee to University in accordance with Clause 5.1.1 of this Agreement.

1.9 “Licensed Field of Use” means all fields.

1.10 “Licensed Product” means any product, service or process embodying, applying, adopting, using or otherwise utilizing the Invention or any part(s) thereof that is developed or produced by Licensee, its Affiliate and/or its Sub-Licensee, in the Licensed Field of Use, in each case, of which the manufacture, use, practice, sale, offer for sale, or importation, exportation, disposal or exploitation would constitute, but for the licence University grants to Licensee under this Agreement, an infringement of any valid claim of a Prospective Patent within the Invention in a country in which such activity is conducted or in which such product is sold.

1.11 “Net Sales Value” means, with respect to any Licensed Product, the gross sales price of such Licensed Product invoiced by Licensee, its Affiliate and/or its Sub-Licensee to customers who are not Affiliates (or are Affiliates but are the end users of such Licensed Product) less, to the extent actually paid or accrued by Licensee, its Affiliate and/or its Sub-Licensee (as applicable), (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for nonconforming, damaged, out-dated and returned Licensed Product; (b) freight and insurance costs; (c) cash, quantity and trade discounts, rebates and other price reductions for such Licensed Product given to such customers under price reduction programs; (d) sales, use, value-added and other direct taxes incurred on the sale of such Licensed Product to such customers; (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing such Licensed Product to such customers; (f) sales commissions incurred on the sale of such Licensed Product to such customers; and (g) an allowance for uncollectible or bad debts determined in accordance with generally accepted accounting principles. For avoidance of doubt, any consideration or royalties received from Sub-Licensee(s) are excluded. If a Licensed Product consists of components that are covered by valid claim of a Prospective Patent within the Invention (a “Covered Component”) and components that are not covered by a Valid Claim (“Other Components”), then Net Sales for such Licensed Products shall be multiplied by the fraction A/(A+B), where A is the value of the Covered Component(s) as reasonably determined by Licensee, and B is the value of the Other Component(s) as reasonably determined by Licensee, and such resulting amount shall be the “Net Sales Value” for purposes of the Royalties and Sub-License Royalties calculations in Clauses 5.1.2 and 5.3.1, respectively, for such Licensed Product.

1.12 “Patent Jurisdiction” means convention country and/or region in which the Prospective Patent has been filed or granted or to be filed or granted and for which the application, prosecution, defence from invalidation attacks and maintenance will be made at the Licensee’s expense.

1.13 “Proprietary IPR” means any and all underlying Intellectual Property Rights subsisting in the Invention listed in Schedule 2.

1.14 “Prospective Patent” means any and all patents and patent applications specified in Schedule 2 or included in the Proprietary IPR, including any patents or patent applications that claim common priority therewith or are grants, divisions, continuations, continuations-inpart, reissues, re-examinations and extensions of all such patents claiming priority therefrom (and any reference to “Prospective Patent” shall include any and all of them) as well as renewals thereof.

1.15 “Research Team” means Professor Yuk Ming Dennis Lo of the Department of Chemical Pathology of The Chinese University of Hong Kong and his research team.

1.16 “Samples” means human patient samples provided to the Licensee.

1.17 “Standard Terms and Conditions” or “T&C’s” means the terms and conditions set forth in Schedule 1 hereto.

1.18 “Sub-License Income” means all one-time payments, net of any relevant tax, duties or similar government levies, which shall be non-recurring in nature as actually received by Licensee from Sub-Licensee{s) under any sub-licence(s) granted by Licensee to SubLicensee(s), including without limitation any up-front payments and milestone payments to be made by Sub-Licensee(s) to Licensee under any such sub-licence(s), in each case to the extent such amounts are received in

Cirina_Exclusive Licence_#750	Page 2

consideration of the grant of a sublicense to the Invention, but excluding any amounts received by Licensee that are (a) Sub-License Royalties payable under Clause 5.3.2, (b) based on sales of Licensed Products, (c) loans, (d) paid for equity or securities (or rights to acquire equity or securities) to the extent not in excess of fair market value, (e) paid for supply of products or materials provided at cost or in kind exchange, and (f) reimbursements of costs and expenses incurred by Licensee, including for patent-related expenses or costs incurred in performing research, development and/or services thereunder.

1.19 “Sub-Licensee” means a sub-licensee, other than an Affiliate, who has a valid and subsisting licence granted to it by Licensee for the exploitation of the Licensed Product. For the avoidance of doubt, Sub-Licensee shall not be an Affiliate of Licensee.

1.20 “Term” means the term of licence as defined in Clause 3.1.

1.21 “Territory” means worldwide.

2 Grant of Licence

2.1 Subject to Clause 2.4 below, University hereby grants to Licensee, for the Term and subject to the provisions of this Agreement, an exclusive and non-transferable (except as provided in Paragraph 16 of the T&C’s) licence for the Invention, with the right to sublicense, subject to Clause 4, to apply, use and exploit the use of the Invention and to make, authorize the making of, process, supply, sell, offer to sell, lease, otherwise commercially dispose of, import, have imported, export, or otherwise exploit in any manner the products and services in the Licensed Field of Use within the Territory. For avoidance of doubt, the Licensee shall be entitled to obtain Samples worldwide, including from the Territory. Licensee shall solely be responsible for the safety and quality of the Licensed Product in accordance with the applicable laws, rules and regulations.

2.2 All improvements, modifications or alterations to the Licensed Product made or developed during the Term by University in the Licensed Field of Use, including any related patents and scientific or technical information, know-how or trade secrets, shall be, automatically, deemed subject to this Agreement and shall be included within the definition of Proprietary IPR. University shall, from time to time, promptly disclose to Licensee all such improvements, modifications or alterations.

2.3 This grant of licence under Clause 2.1 can be extended to any Licensee’s Affiliate so long as (i) such Affiliate remains as an Affiliate of Licensee as defined in Clause 1.1; and (ii) Licensee notifies University forthwith of any termination and potential termination of such relationship. Licensee shall remain fully responsible for any act done and omission on the part of Affiliate arising from or in connection with this Agreement. Licensee shall be responsible for any breach by Affiliate of the Agreement as if the breach had been that of Licensee under the Agreement. Licensee shall indemnify University and keep University harmless from and against any loss, damage, costs, expenses, demands and claims incurred or suffered by University in accordance with Paragraph 5 of the T&C’s.

2.4 Licensee and University both acknowledge and agree that the grant of exclusive right to Licensee under this Agreement shall be subject to the followings:

2.5.1 University’s academic rights to use the Invention, the Prospective Patent and related technology in the Territory solely for its own internal (non-commercial) research and educational purposes at all times without accounting to Licensee; and

2.5.2 Governmental contractual obligations of University (if any) to the extent any government funding was used in support of the Invention and Prospective Patent.

2.5 University shall promptly, if requested by Licensee, execute and file applications (in the prescribed form) to register or provide notice to the relevant patents administrators of the transaction contemplated by this Agreement in accordance with relevant laws or regulations, provided that the Licensee:

2.5.1 shall, together with each request made to University, provide to University a duly executed irrevocable power of attorney in favour of University pursuant to relevant laws or

Cirina_Exclusive Licence_#750	Page 3

regulations, to enable University to remove such registration or notice to the relevant patents administration promptly upon the expiration or early termination of the licence granted in this Agreement or any part of it, or upon the abandonment by Licensee of any Prospective Patent under Clause 8.5; and

2.5.2 shall bear all costs and expenses in connection with the requested registration or notice, as well as the removal of such registration or notice, including but not limited to University’s expenses in consulting its own professional advisers about Licensee’s request and attending to the filing and removal of the registration or notice.

3 Term of Licence

3.1 This Agreement shall become effective on the Effective Date. The licence granted under Clause 2.1 shall be effective and commence from the date of University’s receipt of full payment of the Licence Issue Fee under Clause 5.1.1 (“Commencement Date”). This Agreement and the licence shall expire concurrently with the last-to-expire Prospective Patent or on the 20th anniversary of the Commencement Date, whichever is the later, unless terminated earlier under the terms of this Agreement (the “Term”).

3.2 ln the event that Licensee fails to make full payment of the Licence Issue Fee within the prescribed period under Clause 5.1.1, this Agreement shall be automatically terminated on the expiry of the prescribed period under Clause 5.1.1. University shall not be required to refund any part of the Licence Issue Fee paid by Licensee prior to such termination and Licensee shall not be required to make further payment of the Licence Issue Fee.

4 Sub-Licensee

4.1 For the Licence granted in Clause 2.1, Licensee shall be entitled to grant and authorize sublicences of its rights thereunder to any person or entity subject to the terms of this Agreement. However, Licensee shall ensure that each sub-licence shall include obligations on the Sub-Licensee at least as restrictive as the obligations imposed on Licensee under this Agreement, excluding any economic term, which may be freely negotiated between the Licensee and Sub-Licensee, and a sub-license may allow for further sublicensing through multiple tiers.

4.2 The sub-license granted to Sub-Licensee shall be terminated by Licensee if Sub-Licensee directly or indirectly, during the term of the sub-licence or thereafter challenges the ownership and/or any rights of University in the Invention, including any Proprietary IPR in respect of the Invention, the Prospective Patent, and the validity thereof.

4.3 Within thirty (30) days of the grant of any sub-licence, the Licensee shall provide to University a true copy of the executed sub-licence agreement, provided that Licensee may redact such agreement to exclude the financial terms thereof and may provide only those provisions that are reasonably related to the Licensee’s obligations to University pursuant to this Agreement.

4.4 All sub-licences granted to a Sub-Licensee shall terminate automatically on the expiration or early termination of this Agreement for any reason; provided, however that sublicenses granted to a Sub-Licensee shall survive if the relevant Sub-Licensee agrees in writing to be bound by the terms of this Agreement as such terms apply to such Sub-Licensee (in which event such Sub-Licensee shall be deemed a direct licensee of University); provided that such Sub-Licensee shall only be responsible for any payments that become due as a result solely of such Sub-Licensee’s activities after the effective date of any such termination.

4.5 The Licensee remains fully liable to pay to University all Royalties due from the Sub Licensee, without prejudice to the right of University to seek indemnity from Licensee in accordance with Paragraph 5 of the T&C’s.

4.6 In the event that a Sub-Licensee commits a material breach of any of its other obligations under the sub-licence agreement (the “Defaulting Sub-Licensee”), Licensee shall use commercially reasonable efforts to enforce the terms of the relevant sub-licence agreement against the Defaulting Sub-Licensee. If the Defaulting Sub-Licensee’s material breach continues for thirty (30) days after University’s written notice to Licensee, and if Licensee does not within thirty (30) days

Cirina_Exclusive Licence_#750	Page 4

after University’s written notice to Licensee (or such longer period as University in its sole discretion may grant taking into consideration the nature and seriousness of the Defaulting Sub-Licensee’s material breach on a case by case basis), provide evidence to satisfy University that Licensee has taken legally reasonable action under the circumstances to remedy the Defaulting Sub-Licensee’s breach (possibly including, without limitation, commencement of legal proceedings by Licensee against the Defaulting Sub-Licensee to enforce the terms of the sub-licence agreement, or the provision of legal advice, obtained at Licensee’s expense from counsel of its choosing, and reasonably acceptable to University, indicating that Licensee has taken legally reasonable action to deal with the Defaulting Sub-Licensee’s breach) then unless expressly agreed to in writing by University and only if such material breach by such Sub-Licensee has a material adverse effect on University, the sub-licence granted to Sub-Licensee shall be terminated by Licensee. In any event, Licensee shall indemnify University against all third party claims, demands, actions, suits, damages, penalties, liabilities, judgments, costs (including legal costs and attorney charges) and expenses assessed against or incurred by University as a result of the breach by the Defaulting Sub-Licensee, even if the relevant sub-licence is terminated by Licensee, in accordance with Paragraph 5 of the T&C’s.

5 Payments

5.1 In consideration of the granting of Licence by University under Clause 2.1, Licensee shall pay to University:

5.1.1 An upfront, non-refundable and non-recoupable licence issue fee of HK Dollars [***] (the “Licence Issue Fee”), payable within one hundred and eighty (180) days from the Effective Date of this Agreement. However, if the Licence Issue Fee is not paid in its entirety within the aforesaid period, Licensee is deemed to have reverted the licence back to University and is no longer required to pay University any outstanding payment under this Agreement and

5.1.2 Subject to Clause 5.5, the royalty at [***] percent of Net Sales Value, In respect of each application, use, process, supply and/or sale of Licensed Product by Licensee and/or its Affiliate during the Term (the “Royalties”), other than any Sub-License Income and Sub-License Royalties (as defined in Clause 5.3.2); provided that if, in any calendar quarter(s), Licensee is obligated to pay University royalties on sales of products (including Licensed Product) under Licence Agreement No. TC1510006 dated 7th April 2016 signed between the Parties or any other agreement, then no Royalties shall be due on sales of such Licensed Product in such calendar quarter(s).

5.2 For the avoidance of doubt,

5.2.1 the Royalties and Minimum Guarantees (as defined in Clause 5.4) shall be payable by the Licensee to University in accordance with the terms of this Agreement throughout the Term in respect of the Net Sales Value received for the production, distribution, sale and/or use of the Licensed Product anywhere in the Territory.

5.2.2 Licensee has to pay the Minimum Guarantees in accordance with Clauses 5.4 and 5.5 herein regardless of the status of any individual Prospective Patent. Licensee’s obligation to pay Minimum Guarantees is not abated by the occurrence of any event, including but not limited to the expiry or invalidation of any issued patent or any claim therein, the unsuccessful application of any patent application, or the abandonment of any Prospective Patent by Licensee under Clause 8.5 of this Agreement.

5.2.3 The Royalties, Minimum Guarantees and Sub-License Royalties (as defined in Clause 5.3.2) must be paid in full in accordance with the provisions in Clause 5 of this Agreement. Royalties shall be paid semi-annually, and shall be in arrears ninety (90) days after the last day of June and December in each year In accordance with Clause 6.1.

5.3 In the case of sub-licence, Licensee agrees to pay University:

5.3.1 [***] percent of Sub-License Income: and

Cirina_Exclusive Licence_#750	Page 5

5.3.2 [***] percent of Net Sales Value (the “Sub-License Royalties”) received by such Sub-Licensee for the Licensed Products, net of any relevant tax, duties or similar government levies, excluding any up-front payments and milestone payments to be made by the Sub-Licensee(s) to Licensee under any such sublicence(s), provided that if, in any calendar quarter(s), Licensee is·obliged to pay University Sub-License Royalties on sales of products (including Licensed Product) under any other agreement, then no Sub-License Royalty shall be due on sales of such Licensed Product in such calendar quarter(s).

5.4 Licensee agrees to pay to University fixed sums of minimum annual royalties, subject to Clause 5.5, (the “Minimum Guarantees”), irrespective of whether or not Net Sales Value is generated, in advance for each year during the Term commencing on 2nd January 2018 (“Minimum Guarantee Year”) as follows:-

Payment Date	Minimum Guarantee for the year
2nd January 2018	HK$[***]

2nd January for each and every succeeding Minimum Guarantee Year	HK$[***]

5.5 During each Minimum Guarantee Year, Licensee shall pay University for such year the higher of the applicable (i) Minimum Guarantees, or (ii) actual Royalties and Sub-License Royalties.

5.6 Licensee shall continue to pay Royalties, and Sub-License Royalties in accordance with Clauses 5.1.2 and 5.3.2 above for as long as Net Sales Value is received by Licensee, Affiliates or Sub-Licensee(s) (respectively), and Sub-License Income is received by Licensee.

5.7 If a court of competent jurisdiction in a particular territory, by a final decision of a court from which no further appeal or reconsideration can be taken, holds invalid any Prospective Patent or all of the relevant patent claims within a Prospective Patent, Licensee’s obligation to pay Royalties corresponding to the Licensed Product(s) which is(are) covered solely by that patent or those claims, will cease as of the date of such decision in that jurisdiction and such territory will be excluded from the Territory as defined in Clause 1.21 insofar as the relevant Prospective Patent is concerned. Licensee, however, shall pay Royalties that accrued before that decision or that are based on all other patents or claims not involved in that decision. For the avoidance of doubt, if for a particular product any claim of a Prospective Patent is valid and covers that product, licensee’s obligation to pay Royalties shall not cease. If for a particular product, no claim of any Prospective Patent is valid that covers that product, licensee’s obligation to pay Royalties for that product in that jurisdiction shall cease. When Licensee’s obligation to pay Royalties in any jurisdiction within the Territory ceases in respect of a Prospective Patent that is finally declared invalid, this Agreement is deemed to have terminated by expiry in respect of that Prospective Patent in that jurisdiction.

6 Commercialization Report and Accounting for and Payment of Royalties and Maintenance of Records

6.1. Licensee shall, within ninety (90) days after the last day of June, and December, send to University a commercialization report (which shall be the Information of Licensee) which comprises:

6.1.1 a report for the preceding six (6) months period, except the first commercialization report as defined in Clause 6.2, to indicate development activities made, milestones achieved, activities performed towards the commercialization of the Invention, and

6.1.2 a statement specifying income, fees and royalties payable to University, which shall include the quantities of Licensed Product produced, sold and sales price of Licensed Product sold or otherwise disposed of, the number of sub-licences granted to Sub-Licensees that include the right to market and sell Licensed Products and details of income/fees/royalties received from any Sub-Licensees and a calculation showing the income, fees and royalties due, and the statement shall be accompanied by a bankers’ draft for (i) any amount over and above the Minimum Guarantees paid in advance for that year under Clause 5.4; (ii) the Sub-License Royalties payable under Clause 5.3.2; and (ill)

Cirina_Exclusive Licence_#750	Page 6

the Sub-License Income payable under Clause 5.3.1. There shall be no cross-collateralization, no accounts shall be offset and no other adjustment shall be made between the Licensed Products or between territories, areas or countries of the Territory unless provided otherwise in this Agreement.

6.1 The first commercialization report shall cover the period from Commencement Date to 31st December 2017. Each subsequent commercialization report should cover a period of six (6) months as stipulated in Clause 6.1.

6.2 Licensee also agrees to make and will cause its Sub-Licensees to make a written report to University within ninety (90) days after the date of termination or early termination of this Agreement, stating in such report the number, description and Net Sales Value of all Licensed Products produced, sold, or otherwise disposed of, and upon which royalties hereunder are payable but which were not previously reported to University.

6.3 Licensee shall keep and will require its Sub-Licensees to keep during the Term and seven (7) years thereafter, records or accounts sufficient to enable accurate calculations of royalties due to University. University shall be entitled to appoint an independent auditor not employed by the University and reasonably acceptable to Licensee to determine the correctness of any royalty statement or royalties payable or paid hereunder. The cost of inspection by such auditor shall be borne by University unless the auditor’s report Indicates that Licensee has under-reported its sales of Licensed Product and/or receipt of fees/royalties from Sub-Licensees by more than five (5%) percent in which case Licensee shall bear the full cost of such audit. Such audit may only be conducted once per calendar year.

7 Milestones

Licensee agrees to use commercially reasonable efforts to meet the milestones as detailed in Schedule 3. In the event that Licensee does not use commercially reasonable efforts to meet any of the milestones, University may at its discretion elect to terminate the licence granted under Clause 2.1 with respect to the relevant Milestones of this Agreement pursuant to Paragraph 7 of Standard Terms and Conditions. No indulgence given by University on any particular occasion shall be deemed or construed as a waiver of its right to terminate this Agreement on future occasions.

8 Prospective Patent

8.1 Subject to Clause 8.5, Licensee confirms and agrees that from the Commencement Date, it shall assume financial responsibility, as set forth in Clause 8.3, and shall continue to be financially responsible for and control the prosecution, defence from invalidation attacks and maintenance of any and all Prospective Patent within the Territory.

8.2 University has applied for patent applications set forth in Schedule 2. University represents and warrants that (a) it solely owns the patent applications set forth in Schedule 2 and has obtained all rights from the Inventors of the inventions claimed in such patent applications, (b) it has the right to grant the licence to the Licensee as granted under the Agreement, and (c) it has not granted any rights under the patent applications set forth in Schedule 2 to a third party.

8.3 Subject to Clause 8.1, Licensee agrees to (a) reimburse the University for all legal and government expenses to be incurred for the prosecution and maintenance of the Prospective Patent within the Invention within the Territory after the Commencement Date; and (b) pay for all costs and expenses involved in defending the relevant claims of the Prospective Patent from invalidation actions that may arise during the Term within the Territory. Said payments for undisputed amounts to be made to University within thirty (30) days upon presentation of invoice to Licensee. University shall cooperate with Licensee and Join any enforcement action brought by Licensee at Licensee’s request.

8.4 University shall provide reasonable assistance to Licensee with respect to the prosecution, maintenance, and defence of the Prospective Patent. For avoidance of doubt, any patent applications and the subsequent grants, renewals, amendments or restorations of any patent or patent application listed in Schedule 2 that do not exist as of the Effective Date shall be treated as part of the Prospective Patent hereunder.

Cirina_Exclusive Licence_#750	Page 7

8.5 Licensee may by at least ninety (90) days’ advanced written notice terminate its financial responsibility for the expenses for the filing, prosecution, defence from invalidation attacks or maintenance of any of the Prospective Patent (“Abandoned Patent”) in any of the Patent Jurisdiction (“Abandoned Jurisdiction”). The notice shall identify the Abandoned Patent, the Abandoned Jurisdiction and the date the termination is to take effect (which shall not be less than 90 days from the date of the service of the notice). The service of such notice on University shall constitute an irrevocable abandonment by Licensee of its licence hereunder in the Abandoned Patent, in the Abandoned Jurisdiction on the effective date stated in the said notice (“Date of Abandonment”) and the Abandoned Jurisdiction shall be excluded from the definition of “Territory” in Clause 1.21 and the licence granted in Clause 2, in each case, solely with respect to the Abandoned Patent. Upon issuing the notice, and without prejudice to the Licensee’s obligations for the Abandoned Patent that have accrued up to theDate of Abandonment, Licensee shall have no further obligation, rights or interests with respect to the Abandoned Patent as from the Date of Abandonment, and University shall have the option to continue or not to continue prosecution, defence from invalidation attacks or maintenance of the Abandoned Patent at its own expense. University shall use all reasonable efforts to prepare or amend any patent applications to include claims reasonably requested by Licensee to protect the Licensed Product(s) contemplated or procedures to be practiced under this Agreement.

8.6 University shall give one hundred and twenty (120) days’ notice to Licensee of any desire to cease prosecution or maintenance of a particular Proprietary IPR or Prospective Patent and, in such case, shall permit Licensee, at its sole discretion, to continue prosecution or maintenance at Licensee’s own expense. If Licensee elects to continue prosecution or maintenance, University shall execute such documents and perform such acts, at Licensee’s expense, as may be reasonably necessary to effect an assignment of such Proprietary IPR or Prospective Patent to Licensee. Any such assignment shall be completed in a timely manner to allow Licensee to continue such prosecution or maintenance. Any patents or patent applications so assigned shall not be considered Proprietary IPR or Prospective Patent for all purposes under this Agreement.

9 Patent Infringement

9.1 If either Party learns of the infringement of a Prospective Patent, in any jurisdiction within the Territory, it shall so inform the other Party in writing, including any evidence of such infringement. University may not notify a third party of the infringement of a Prospective Patent, save for its legal advisers, without first obtaining written consent of Licensee, which consent shall not be unreasonably denied or delayed. Both Parties shall use their reasonable commercial efforts in cooperation with each other to terminate such infringement.

9.2 Licensee shall have the sole right, but not the obligation, to institute, prosecute and control any action, suit or proceeding to enforce the Prospective Patent with respect to infringement of the Prospective Patent and to defend any declaratory judgment with respect thereto, in each case within the Territory (“Action”). University hereby agrees to assist and cooperate with Licensee, at Licensee’s expense (including payment for University’s expert’s time, and other expenses so long as such expenses are properly documented), to enable Licensee to prosecute and maintain such Action. University’s agreement to assist Licensee includes, at Licensee’s reasonable request and when it is required by law, government regulation or court order, University’s agreement to join or to procure its Affiliates to join as a nominal party to achieve sufficient legal standing for Licensee to prosecute and maintain such Action provided that, if University participates in the Action only as a nominal party, University shall have no responsibility (other than to join as a nominal party) nor be liable for any costs or expenses in relation to or arising from such Action. For clarity, such liabilities for costs or expenses shall be the responsibility of Licensee. If Licensee invites University or its Affiliates to take a more active role (other than as a nominal party) in an Action as a co-party, University shall have its sole discretion to decide joining or not and on terms to be agreed with Licensee on a case by case basis. Licensee shall have the right to settle any Action or consent to an adverse judgment thereto, in its sole discretion, except that Licensee may not settle such action by agreeing to the invalidation of a Prospective Patent or any claim therein

9.3 without University’s prior written consent. Any recovery obtained as a result of an Action, whether by judgment, award, decree or settlement, shall first be applied to reimbursement of Licensee’s expenses in bringing such suit or proceeding (including any attorneys, expert and court fees), and

Cirina_Exclusive Licence_#750	Page 8

the balance shall be considered to be Net Sales Value, and subject to the royalty payments at [***]% as set forth ln Clause 5, and the remaining balance shall be recovered by Licensee as damages. Subject to Clause 9.2, if University commences or defends any suit or proceedings on its own account, University shall do so at its own expense. University shall have the right to settle any such action or consent to an adverse judgment thereto, in its sole discretion, except that University may not settle such action that may impair, damage or otherwise adversely affect the licence granted to Licensee under Clause 2.1, Licensee’s use of such licence, any Licensed Product, or any of Licensee’s rights/obligations hereunder, without Licensee’s prior written consent, which consent may not be unreasonably withheld or delayed. Any recovery obtained as a result of such action, whether by judgment, award, decree, or settlement, shall first be applied to reimbursement of University’s expenses in bringing such suit or proceeding (including expert, attorneys and court fees), and the balance shall be distributed between University and Licensee at a ratio of 65:35 in all cases which do not result in a sub-licence to a third party. If a suit or proceedings result in a sublicence to a third party, then any recovery, whether by judgment, award, decree, or settlement, shall first be applied to reimbursement of university’s expenses in bringing such suit or proceeding (including expert, attorneys and court fees), and the balance to be paid to Licensee, provided that such balance shall be shared between University and Licensee according to the provisions in Clause 5.3 herein.

10 Notices and Payments

10.1 Any notices or communication given under this Agreement shall be in English, in writing and delivered by registered post, courier with package tracking capabilities, or by hand, to the Party at its postal address set out below or to such other address as may be notified in writing from time to time between the Parties. A notice or communication to University must specify the Agreement Number TC1711656 for identification. Any notices or communication given under this Agreement shall be deemed to be given at the time and date of receipted delivery to the relevant address.

To University:	The Chinese University of Hong Kong Room 301, Pi Ch’iu Building Shatin, New Territories Hong Kong SAR Email: Attn: Director, Office of Research and Knowledge Transfer Services

with a copy to:	The Chinese University of Hong Kong Shatin New Territories Hong Kong SAR Attn: Professor Yuk Ming Dennis Lo Department of Chemical Pathology

To Licensee:	Cirina Limited 21st Floor, Edinburgh Tower The Landmark, 15 Queen’s Road, Central, Hong Kong SAR Attn: Dr. Yuk Ming Dennis Lo, Board Member

Cirina_Exclusive Licence_#750	Page 9

10.2 All payments to be paid hereunder shall be made in reference to the Agreement Number TC1711656 for purpose of identification. All payments to University are to be made payable to “The Chinese University of Hong Kong”, to be in Hong Kong Dollars and to be sent to the Director of Office of Research and Knowledge Transfer Services at the above address of University or by wire transfer to the following account:

Account Name:	[***]

Account No.:	[***]

Swift Code:	[***]

Name of Bank:	[***]

and shall be paid in full without any deductions, save for such tax as Licensee is legally bound to withhold, which amounts withheld shall be treated as if paid to University. Licensee shall provide reasonable assistance to University, free of charge, to recover any tax so withheld. If any currency conversion shall be required to make payment in a designated currency, such conversion shall be calculated using an exchange rate equal to the average of the applicable exchange rates published by the Wall Street Journal (Internet Edition) on the last day of each month for the four months preceding such payment.

10.3 If any payment (save and except for the Licence Issue Fee) due from Licensee under this Agreement is paid late, the Licensee shall be liable to pay interest on the amount of the late payment. The rate of interest referred to in this Clause 10.3 will be the annual rate of 2% above the prime lending rate of the Hong Kong and Shanghai Banking Corporation (as at the due date for payment) and interest shall accrue from the due date for payment until the date of actual receipt of payment.

11 Miscellaneous

11.1 “Clause” means clauses in the main part of this Agreement and “Paragraph” means paragraphs in the Standard Terms and Conditions in Schedule 1.

11.2 Heading to clauses and paragraphs are for convenience only and have no legal effect.

11.3 Words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include bodies corporate or incorporate.

11.41 Any schedule to this Agreement is part of it and reference to this Agreement includes reference thereto. In the event that there is any inconsistency between the Standard Terms and Conditions and the remainder of this Agreement, the latter shall prevail.

11.5 Each Party agrees to maintain in confidence the other Party’s Information and not use such Information for any purpose, or disclose such Information to any third party, other than as expressly provided hereunder. The terms of this Agreement shall be deemed Information of both Parties under this Agreement and there shall be no public disclosure except with prior mutual agreement, unless as provided for in this Clause. In the event that a Party is required to publicly disclose the terms of this Agreement by any law, applicable securities exchange, supervisory, regulatory or governmental body (including, but not limited to, China Securities Regulatory Commission, The Stock Exchange of Hong Kong Limited and the Securities and Futures Commission of Hong Kong) to which any Party is subject to, the Party may disclose such term as reasonably necessary for the compliance of such court order, rule or regulation provided that the Party shall, where legally permissible, give prior written notice to the other Party and redact as much confidential information as is permitted under such rules and shall agree on all such redactions with the other Party prior to disclosure, except where such agreement may be precluded by advice of legal counsel of a Party. Licensee may disclose the terms of this Agreement to a Sub-Licensee or potential Sub-Licensee, so long as such disclosure is made under a confidentiality agreement. Each Party may disclose and use information of the other Party only if and to the extent such disclosure and use is reasonably necessary in the following instances:

11.5.1 filing or prosecuting Proprietary IPR and Prospective Patent as permitted by this Agreement;

11.5.2 prosecuting or defending litigation as permitted by this Agreement;

11.5.3 disclosure to third parties in connection with due diligence or similar Investigations by such third parties, and disclosure to actual and potential third party investors or partners, collaborators, joint venturers, provided, in each case, that any such third party agrees to be bound by reasonable obligations of confidentiality and non-use;

Cirina_Exclusive Licence_#750	Page 10

11.5.4 in connection with legal proceedings relating to this Agreement;

11.5.5 in connection with the exercise of its rights under this Agreement; and

11.5.6 to employees, agents, officers, directors, auditors, advisers, partners, consultants, permitted Sub-Licensees, affiliates, sub-contractors requiring confidential information for the purposes of performance of this Agreement on a need to know basis.

Cirina_Exclusive Licence_#750	Page 11

IN WITNESS WHEREOF this Agreement has been entered into on the day and year first above written.

SIGNED by		)

Name:	Prof. Walter K K HO	)

Title:	Director, Office of Research and Knowledge Transfer Services	)

for and on behalf of		)	/s/ Walter K K Ho

THE CHINESE UNIVERSITY OF HONG KONG		)

in the presence of: Leung Kit Man		)	/s/ Leung Kit Man

SIGNED by		)

Name:	Maneesh Jain	)

Title:	CEO	)

for and on behalf of		)	/s/ Maneesh Jain

CIRINA LIMITED		)

in the presence of: Angela Wu		)	/s/ Angela Wu

Cirina_Exclusive Licence_#750	Page 12

SCHEDULE 1

STANDARD TERMS AND CONDITIONS (the “T&C’s)

1. Ownership of Intellectual Property Rights

1.1 All rights, including Intellectual Property Rights, in the Invention not expressly granted to Licensee in this Agreement shall remain vested in University.

1.2 Licensee shall, at the request of University, execute any document necessary to effect University’s title where applicable, to Intellectual Property Rights in the Invention.

1.3 In the event that Licensee wishes to pursue intellectual property protection, including but not limited to patent application, for any Licensed Product, Licensee agrees to acknowledge, preserve and protect University’s pre-existing Intellectual Property Rights, where applicable, in such Licensed Product.

2. Obligations of Licensee

2.1 Licensee is responsible for the quality and safety of its products.

2.2 Licensee shall use all reasonable efforts and diligence to exploit the Invention and to proceed with the development, manufacture and sale of Licensed Product and to use commercially reasonable efforts to develop markets for the Licensed Product.

2.3 Licensee will represent the Licensed Product fairly in comparison with competitive products from other suppliers.

2.4 Licensee shall not, on behalf of University, make any representations or give any warranties or· guarantees in respect of the Proprietary IPR not expressly authorised in writing by University, provided that such authorization shall not be unreasonably delayed or withheld by University.

2.5 Licensee shall not market the Licensed Product under the name of University, and not in any way create any impression that University is the seller of the Licensed Product.

2.6 Licensee shall take all such steps as are reasonably necessary to protect Intellectual Property Rights in the Invention.

2.7 Licensee shall promptly inform University upon becoming aware of any illegal or unauthorised use of the Invention or any infringement of the Prospective Patent or Proprietary IPR and Intellectual Property Rights therein.

2.8 Licensee shall comply with all laws, regulations and governmental obligations that may from time to time be applicable to the making, use or sale of the Licensed Product in each part of the Territory.

2.9 As between Licensee and University and without limiting any responsibility of an Affiliate or Sub-Licensee, Licensee shall be solely responsible for any claims arising or alleged to arise from loss or injury to persons or property caused or suffered in the course of or as a consequence of the use of the Invention by Licensee, Affiliates and Sub-Licensees or the supply and sale of the Licensed Product by Licensee, Affiliates and Sub-Licensees except where such loss or injury are caused by the gross negligence or wilful misconduct of University.

2.10 Except as expressly set forth under this Agreement, Licensee shall use its best endeavours to keep the Invention confidential and not to reveal to any third party any confidential information of University regarding the Invention until after a non-disclosure agreement has been signed, provided that no such obligation shall apply to any information that has been publicly disclosed through no breach of this Agreement by Licensee, including by publication of the Inventions by the applicable governmental agency, was in the possession of Licensee prior to disclosure by University, is obtained by

Cirina_Exclusive Licence_#750	Page 13

Licensee from a third party, or is independently developed by Licensee. For clarity, Licensee’s obligations to keep the Invention confidential do not apply to the extent Licensee, its Affiliate or Sub-Licensee discloses the Invention or any portion of the Invention for purposes of obtaining regulatory approval for the Licensed Products, securing intellectual property on the Licensed Products or commercializing the Licensed Products.

2.11 To the extent prohibited by applicable law, Licensee shall not carry out any illegal, deceptive, or unethical practices, whether or not they are to the disparagement of the Invention, Licensed Product or University, or, subject to the foregoing in this Section 2.11, any other practices which may be detrimental to the Invention, Licensed Product, University or to the public interest.

3. Restriction On Use of Name

No right or licences are granted by University to the Licensee expressly or by implication to use the name or any trademark, service mark, trade name or symbol of The Chinese University of Hong Kong or any of its employees in any public relations activities or other activities or in connection with any Licensed Product manufactured, used, or sold by the Licensee, or as part of its corporate name or firm or trade name or for any other purpose without University’s prior written consent. No right or licences are granted by Licensee to University expressly or by implication to use the name or any trademark, service mark, trade name or symbol of Licensee or any of its employees in any public relations activities or other activities or in connection with any Licensed Product or as part of its corporate name or firm or trade name or for any other purpose without Licensee’s prior written consent.

4. Exclusion of Warranties

4.1 Except as expressly set forth under this Agreement, nothing in this Agreement shall be construed as a warranty or representation that anything made, used, sold, or otherwise disposed of under any licence granted in this Agreement is or will be free from infringement of any patent, copyright, trade mark or any other intellectual property right of any third party.

4.2 Except as expressly set forth in this Agreement, neither party makes any representations and extends no warranties of any kind, either express or implied. In particular, but without limitation, there are no express or implied warranties of merchantability or fitness for a particular purpose, or the operation of the Invention under the Prospective Patent will be uninterrupted or error-free or any defects in the Invention will be corrected.

4.3 University does not assume any responsibility for any exploitation, use or any product produced, developed and manufactured in accordance with the Invention or for the sale or use of the product processed, developed and manufactured by Licensee or its Sub-Licensees nor shall University be deemed to make or have made any warranties of any nature whatsoever with respect to the Invention or any product processed, developed and manufactured under this Agreement.

5. Indemnity

5.1 Licensee shall defend, indemnify and hold harmless University (including its officers, directors, employees) from any and all claims, demands, actions, suits, damages, penalties, liabilities, judgements, cost or expenses (including legal fees) assessed against or incurred by University as a result of any claim or threatened claim made by any third party against University relating to the use of or other exploitation by Licensee in connection with the manufacture, use, provision or sale of or any other dealing in the Invention or Licensed Product by Licensee, its Affiliates and its Sub-Licensee, including breach of sub-licence by a Defaulting Sub-Licensee as provided for in Clause 4.6 even if the relevant sub-licence is terminated by Licensee.

Cirina_Exclusive Licence_#750	Page 14

5.2 To be eligible to be indemnified hereunder, the indemnified Party shall provide the indemnifying Party with prompt notice of the third party claim giving rise to the indemnification obligation pursuant to this Paragraph 5 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim. The indemnifying Party shall have no obligations with respect to any losses resulting from the indemnified Party’s admission, settlement or other communication without the prior written consent of the indemnifying Party.

6. Limitation of liability

6.1 Except for liabilities arising from a Party’s breach of its obligations of confidentiality, neither Party nor any of its Affiliates shall be liable to the other Party for any indirect, punitive or consequential damages or loss of profits, whether based on contract or tort, or arising under applicable law or otherwise. Except for liabilities arising from University of its obligations of confidentiality, University hereby excludes liability to Licensee and its Sub-Licensee for any and all losses or damage of any kind howsoever caused including losses of profits or other consequential or special losses arising from the use of or inability to use the Invention.

6.2 Without prejudice to Paragraph 6.1, University’s liability to the Licensee for all losses or damage of any kind howsoever caused shall be limited to the aggregate total amount received by University from Licensee under this Agreement as at the date of such breach.

6.3 No action arising out of this Agreement may be brought by either Party more than one year after the cause of action has accrued and has come to the attention of the aggrieved.

7. Termination

7.1 The licences granted hereunder, shall come into effect on the Commencement Date and, unless terminated earlier in accordance with this Paragraph 7 or relevant provisions of this Agreement, shall continue in force for the Term of Licence as detailed in Clause 3 and this Agreement and the licenses granted hereunder shall terminate automatically by expiry.

7.2 University shall be at liberty in every and any of the following events to terminate this Agreement in totality by written notice:

7.2.1 on failure by Licensee to meet the milestones as detailed in Schedule 3 which continues for at least thirty (30) days after University has given notices of that breach;

7.2.2 on failure by Licensee to make any undisputed payment to be paid hereunder for an aggregated amount not less than HK$ 100,000 (one hundred thousand) which continues for at least thirty (30) days after University has given written notice of that breach;

7.2.3 on any attempt by Licensee to assign or otherwise transfer any of its rights under this Agreement other than in accordance with the terms of this Agreement;

7.2.4 on cessation of Licensee’s business relating to the exploitation of the Invention, unless such cessation is due to a permitted assignment or transfer of rights under this Agreement: or

7.2.5 if Licensee goes into liquidation (other than for the purposes of amalgamation or reconstruction) or if a receiver is appointed of its assets and undertaking or any part of them or any distress execution or other analogous process shall be issued against any property of Licensee, and such execution or process is not dismissed within 90 days.

7.3 Licensee may terminate this Agreement by serving upon University 3 months’ notice in writing of its intention to terminate this Agreement.

Cirina_Exclusive Licence_#750	Page 15

7.4 Either Party may terminate this Agreement by written notice if the other Party commits a material breach of this Agreement which continues for at least sixty (60) days after the nondefaulting Party has given written notice of that breach and the required remedy.

8. Effect of Termination

8.1 Paragraphs 1, 3, 4, 5, 6, 8, 11, 12, 13, 14, 15, 16, and 17 of the T&C’s and Clauses 1, 4.4, 10, and 11 of the main part of the Agreement shall remain in force following termination or expiration.

8.2 On termination, the licence granted pursuant to this Agreement and all rights of Licensee under it shall forthwith cease and terminate without prejudice to any right of either Party which may have accrued up to the date of termination or remedy to sue and recover for any sum then due and to the remedy of either Party in respect of any previous breach of any provision contained in the Agreement.

8.3 Within a reasonable period of time after expiration or termination of this Agreement or the licences granted hereunder, each Party undertakes to return to the other Party all Information and all copies thereof and information in any form containing or covering in any way any part of the Information in its possession and/or control or provide evidence of their destruction.

8.4 Licensee will pay up all fees, expenses and payments accrued and payable to University up to the date of termination.

9. Governmental Obligations

Upon request by University and at University’s expense, Licensee agrees to take all reasonable action necessary on its part as licensee to allow University to satisfy its governmental obligations and other reporting requirements, if any, relating to the Invention and/or this Agreement.

10. Time and Force Majeure

10.1 Subject to any grace or cure periods and to the provisions of Paragraph 10.2 below, time shall be of the essence.

10.2 Neither Party shall be liable to the other for delay in performance of its obligations hereunder or deemed to be in breach of this Agreement due to causes beyond its control, including but not limited to acts of God, disease outbreaks, fires, strikes, acts of war, terrorist acts, or intervention by any governmental authority, and each Party will take steps to minimize any such delay. If such an event occurs, the time set by this Agreement for performance of that obligation by the relevant Party will be extended for the period by which performance is prevented by the event PROVIDED THAT the other Party may terminate this Agreement by notice if such event continues for more than 180 days.

11. Severability

In the event that any provision or part of this Agreement is held to be invalid, illegal or otherwise unenforceable, this Agreement shall be deemed to be amended by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise to retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law.

12. Waiver

No indulgence given by either Party to the other shall be deemed or construed as a waiver of its rights and remedies hereunder.

Cirina_Exclusive Licence_#750	Page 16

13. No Implied Partnership or Agency

Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Parties and neither Party shall have the authority or power to bind the other Party or to contract in the name of and create a liability against the other Party.

14. Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong SAR, excluding conflict-of-law principles that would cause the application of the laws of any other jurisdiction.

15. Arbitration

15.1 The Parties shall attempt to resolve any dispute, controversy or claim (“Dispute”) arising out of or in connection with this Agreement between them amicably. In the event that the Parties are unable to resolve any Dispute amicably within a period of ninety (90) days from the date of a Party’s notice of such Dispute to the other Parties, such Dispute, including any dispute with respect to the validity or existence of this Agreement or any provision hereof, shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre (“HKIAC”) Administered Arbitration Rules in force from time to time and as may be amended.

15.2 The number of arbitrators shall be three. Each Party shall be entitled to appoint one. arbitrator. The third arbitrator shall be appointed by HKIAC. All arbitration proceedings shall be conducted in the English language.

15.3 The arbitration shall be final and binding upon the Parties.

Notwithstanding the foregoing, the Parties agree that each Party shall have the right to seek interim injunction or other interim or conservatory measures from any court of competent jurisdiction, and this shall not be deemed or construed as incompatible with, or operate as a waiver of, the foregoing agreement to arbitrate.

16. Assignment

Licensee shall not assign, mortgage, charge or otherwise transfer any rights and obligations under this Agreement (and any attempt to do so will be null and void), without the prior written consent of University, except that each Licensee may, without the prior written consent of University, assign or otherwise transfer this Agreement to a successor to all or substantially all of its assets or business that pertain to this Agreement, whether by merger, operation of law, sale, or otherwise, provided that such successor agrees in writing to be bound by the terms and conditions of this Agreement.

17. Entire Agreement

17.1 This Agreement, including its Schedules, constitutes the entire agreement between the Parties and supersedes all prior agreements, whether oral or written, representative statements, negotiations and understandings concerning the subject matter of this Agreement and University hereby excludes any implied terms which may be excluded by contract to the maximum extent permissible under applicable law.

17.2 Amendments or changes to this Agreement must be in writing and signed by duly authorized representatives of the Parties.

Cirina_Exclusive Licence_#750	Page 17

SCHEDULE 2

DESCRIPTION OF INVENTION

University Ref No. / Disclosure Form Title	Prospective Patent

1. 16/MED/750 Detecting virus related cancers	US Provisional Patent Application No. 62/450,541 US Provisional Patent Application No. 62/507,154

Cirina_Exclusive Licence_#750	Page 18

SCHEDULE 3

MILESTONES

Refer to Schedule 3 of license agreement TC1510006.

Cirina_Exclusive Licence_#750	Page 19